Computershare

Computershare Trust Company, N.A.
250 Royall Street
Canton Massachusetts 02021

www.computershare.com

GYRODYNE COMPANY OF AMERICA, INC. RIGHTS OFFERING

THE RIGHTS OFFERING EXPIRES AT 5:00 P.M. (NEW YORK CITY TIME) ON JUNE __, 2015, (SUCH DATE AND TIME, THE "EXPIRATION DEADLINE").

Gyrodyne Company of America, Inc. (the "Company") is distributing subscription rights (the "Subscription Rights") to shareholders holding shares of the Company's common stock (the "Shareholders") at the close of business (New York City time) on May 6, 2015 (the "Record Date") as part of a capital increase by way of a rights offering (the "Rights Offering"). Shareholders will be allotted three Subscription Rights for every two shares of common stock of the Company (each, a "Share") held as of the Record Date. Shareholders may purchase one new Share for every one Subscription Right held at a cash subscription price of $2.75 per Share (the "Basic Subscription Privilege") Shareholders who fully exercise their Basic Subscription Privileges are entitled to purchase a portion of any Shares that other Shareholders do not purchase through the exercise of their Basic Subscription Privileges pursuant to the terms and conditions of the Rights Offering, distributed proportionately among Shareholders who exercise their oversubscription privileges, as described in the Prospectus (as defined below) (the "Over-Subscription Privilege"). The Company has engaged Computershare Trust Company, N.A. (the "Rights Agent") to serve as the subscription agent for the Rights Offering. The Rights Agent will hold the funds we receive from subscribers until we complete or cancel the Rights Offering.

Shareholders who choose to exercise their Subscription Rights must return this form and payment to the Rights Agent by 5:00 p.m. (New York City time) on the Expiration Deadline. If a Shareholder does not validly exercise its Subscription Rights by submitting a properly completed form and payment by the Expiration Deadline, its Subscription Rights will expire and become null and void without payment of compensation.

For a more complete description of the terms and conditions of the Rights Offering, please refer to the prospectus (the "Prospectus"), which is incorporated into this certificate (the "Rights Certificate") by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. Copies of the Prospectus are available free of charge by visiting EDGAR on the Securities and Exchange Commission's website at https://www.sec.gov/cgi-bin/browse-edgar?CIK=gyro&Find=Search&owner=exclude&action=getcompany and through the Company's Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll free) or email at proxy@mackenziepartners.com.

The owner of this Rights Certificate is entitled to the number of Subscription Rights, and is entitled to exercise the Subscription Rights for the number of Shares, shown on this Rights Certificate.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Please complete all applicable information and return to: **COMPUTERSHARE TRUST COMPANY, N.A.**

To exercise your Subscription Rights, please complete the card below.

Please Note: Only Shareholders who have exercised their Basic Subscription Privilege in full may apply for Shares pursuant to the Over-Subscription Privilege.

Payment: Full payment for the number of Shares you wish to acquire through the Basic Subscription Privilege and the Over-Subscription Privilege must be made in U.S. dollars by (1) wire transfer of immediately available funds to the account maintained by the Rights Agent or (2) personal check drawn upon a U.S. bank payable to the Rights Agent. Payments by cashier's check, certified check or money order will not be accepted.

For Shareholders remitting payment by personal check, any failure whatsoever, regardless of the cause or nature of such failure, for the Rights Agent to receive your payment of the subscription price free and clear by 5:00 p.m. (New York City time) on June __, 2015 shall result in the cancellation of your exercise of Subscription Rights, and your Subscription Rights will expire null and void without payment of any compensation therefor. Any funds that are cleared following such time will be returned to you. Shareholders are therefore strongly encouraged to remit payment for exercises of your Subscription Rights by wire transfer of immediately available funds.

Payments of the subscription price for the new Shares will be held in an account until settlement one business day following the Expiration Date. No interest will be paid to you on the funds you deposit with the Rights Agent. You will not receive any interest on the payments held by the Rights Agent before your Shares have been issued to you or your payment is returned to you, without interest, because your exercise has not been satisfied for any reason. It is expected that deliveries of all new Shares subscribed for will be on June __, 2015.

SHAREHOLDERS MUST RETURN THIS SUBSCRIPTION CERTIFICATE BY 5:00 P.M. (NEW YORK CITY TIME) ON JUNE __, 2015 IF THEY CHOOSE TO EXERCISE THEIR RIGHTS.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

SECTION 1: **OFFERING INSTRUCTIONS** (check the appropriate boxes)

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐ I apply for ALL of my entitlement of Shares under the Basic Subscription Privilege	________ (no. of subscription rights)	________ (no. of new Shares)	$________
☐ In addition, I apply for additional Shares pursuant to the Over-Subscription Privilege*	________ (no. of additional shares)		$________

IF YOU DO NOT WISH TO EXERCISE FOR YOUR FULL ENTITLEMENT OF SHARES UNDER THE BASIC SUBSCRIPTION PRIVILEGE:

I apply for	________ (no. of Shares)		$________
Total amount transmitted herewith:			$________

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing.

SECTION 2: **SUBSCRIPTION AUTHORIZATION:**

I acknowledge that I have received the Prospectus for this Rights Offering and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus relating to the Basic Subscription Privilege and Over-Subscription Privilege in the Rights Offering.

Signature of Subscriber(s)

____

(and address if different than that listed on this certificate)

____

____

Telephone number (including area code): ________________________

* You may only participate in the Over-Subscription Privilege if you have subscribed for your full entitlement of Shares pursuant to the Basic Subscription Privilege

Please complete all applicable information and return to: **COMPUTERSHARE TRUST COMPANY, N.A.**

By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011

By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 250 Royall Street, Suite V, Canton, MA 02021

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.